Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-108676 and 333-108677) on Forms S-8 of Surrey Bancorp and subsidiaries of our reports dated March 27, 2015, relating to our audits of the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on From 10-K of Surrey Bancorp and subsidiaries for the years ended December 31, 2014 and 2013.

/s/ Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 27, 2015